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                                  EXHIBIT 99.1

                                    CONTACTS
Vernon W. Hill, II                                  C. Edward Jordan, Jr.
Chairman and President                              Executive Vice President


                                 (609) 751-9000

                             COMMERCE BANCORP RAISES
                              CASH DIVIDEND 13% AND
                          DECLARES A 5% STOCK DIVIDEND


         December 15, 1998 -- Cherry Hill, New Jersey -- Commerce Bancorp, Inc. (NYSE Symbol: CBH) declared a 13% increase in its annual cash dividend rate from $.78 per share to $.88 per share of common stock, it was announced today by Vernon W. Hill, II, Chairman of the multi-bank holding company based here. Said Hill, "this increase reflects the Company's continued earnings progress made in 1998 and shows our confidence in earnings prospects for 1999 which includes our recently consummated and pending acquisitions." The quarterly dividend of $.22 is payable January 21, 1999 to shareholders of record January 7, 1999.

         Additionally, the Company announced the declaration of a 5% stock dividend on the Company's common stock outstanding, marking the Company's 21st consecutive annual stock dividend payment. The dividend is also payable January 21, 1999, to shareholders of record January 7, 1999. The cash dividend noted above is not payable on the new common shares created by the 5% stock dividend.

         Commerce Bancorp, Inc. is a pro-forma $5.5 billion multi-bank holding company headquartered in Cherry Hill, New Jersey with 100 banking offices. Its three banking subsidiaries are Commerce Bank, N.A., Cherry Hill, New Jersey, Commerce Bank/Pennsylvania, N.A., Philadelphia, Pennsylvania, Commerce Bank/Shore, N.A., Toms River, New Jersey, and Commerce Bank/North, Ramsey, New Jersey.

         The Company's pending acquisitions of Community First Banking Company (NASDAQ Symbol: CFST), headquartered in Tinton Falls, New Jersey, and Prestige Financial Corporation (NASDAQ Symbol: PRFN), based in Flemington, New Jersey, are both expected to be consummated in January 1999.